                                                                       EXHIBIT C

                                  HENCIE, INC.

                        INCENTIVE STOCK OPTION AGREEMENT


         Whereas, Hencie Consulting Services, Inc., a Texas corporation ("HCSI") adopted the Hencie Consulting Services, Inc. 1999 Stock Option Plan (the "HCSI PLAN") effective January 29, 2000.

         Whereas, contemporaneously with the restructuring of HCSI and the acquisition of all of the issued and outstanding capital stock of HCSI by Hencie, Inc., a Delaware corporation (the "COMPANY"), the Company has assumed the sponsorship of the HCSI Plan and has changed the name of the HCSI Plan to the Hencie, Inc. 1999 Stock Option Plan (the "PLAN").

         Whereas, pursuant to the assumption of the HCSI Plan by the Company, each option granted under the HCSI Plan to purchase one (1) share of HCSI common stock is being converted into an option under the Plan to purchase three (3) shares of the common stock of the Company.

         Whereas, in connection with the Company's assumption of the HCSI Plan and the conversion of the options to purchase the common stock of the Company, the exercise price (being the Fair Market Value per share of the common stock on the Date of Grant)of the option granted under the Plan is being changed to $.03 per share.

         Now, therefore, pursuant to the Plan for employees of the Company, the Company hereby grants the following stock option:

         1. GRANT OF OPTION. The Company grants to


                                    Adil Kahn
                               (the "PARTICIPANT")


an option to purchase from the Company a total of 4,428 full shares ("OPTIONED SHARES") of Common Stock, .01 par value ("COMMON STOCK") of the Company at $0.03 per share (the "EXERCISE PRICE") (being the Fair Market Value per share of the Common Stock on this Date of Grant, or 110% of such Fair Market Value in the case of a 10% or more stockholder as provided in Code Section 422), in the amounts, during the periods, and upon the terms and conditions set forth in this Agreement. The Date of Grant of this Stock Option is February 1, 1999. This is an Incentive Stock Option.

         2. SUBJECT TO PLAN. The Plan is a separate legal document that contains the general terms and conditions applicable to this Stock Option. This Stock Option and its exercise are subject to the terms



HENCIE, INC.
INCENTIVE STOCK OPTION AGREEMENT                                          Page 1
and conditions of the Plan, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. This Stock Option is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.

         3. DEFINITIONS. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan. For the purpose of this Stock Option Agreement, the following terms shall have the meanings indicated:

                  (a) "CAUSE" means, with respect to Participant (i) acts of fraud or dishonesty in the course of his employment with or service to the Company or any of its Subsidiaries, (ii) substance abuse causing harm to the Company or any of its Subsidiaries or impairing the Participant's performance of his regular duties, (iii) conviction of a felony involving moral turpitude, or (iv) insubordination, dereliction of duties, habitual absenteeism, materially deficient performance after (solely in the case of this clause (iv)) notice to Participant and Participant's failure to correct same within the time period specified in the notice, which time period shall be not less than 10 business days, or (v) any event described as "cause" (or in any other term or phrase having similar import) in any written employment agreement between the Option Holder and the Company (or any Subsidiary).

                  (b) "CHILD" means a lawful descendant in the first degree of the Participant whether by blood or by adoption during minority by the Participant.

                  (c) "OPERATIVE EVENT" means (i) the death of Participant; (ii) the completion of divorce proceedings by or against Participant, or the entering into of any property settlement, arrangement or agreement in connection therewith, which would be a disposition, division or partition of the Optioned Shares, or any interest therein, in favor of the spouse of the Participant; (iii) the failure of an individual who is married to a Participant to execute, at any time upon or after exercise of the Stock Option by such Participant, an agreement containing substantially the same provisions of Section 9 hereof; (iv) the institution of voluntary bankruptcy proceedings by or involuntary bankruptcy proceedings against Participant unless such proceedings shall be dismissed within sixty (60) days after their institution; (v) the institution of legal proceedings because or by reason of the insolvency of Participant or any levy upon the Optioned Shares by a creditor or claimant, or any other seizure or sale by legal process, if it is determined by the Company that such levy is made in good faith and based upon a bona fide claim; (vi) any proposed or attempted pledge, sale, exchange, gift, or other disposition or transfer of all or any part of the Optioned Shares in any manner whatsoever; (vii) any acquisition of Optioned Shares or any interest therein including, without limitation, upon exercise of the Stock Option by any person other than the Participant, other than a community property interest by a spouse who has executed the agreement referred to in SECTION 3(c)(III) hereof; or (viii) the termination of a Participant's employment with the Company.



HENCIE, INC.
INCENTIVE STOCK OPTION AGREEMENT                                          Page 2

                  (d) "PUBLIC OFFERING" means consummation of one or a series of firmly underwritten public offerings by the Company, pursuant to registration statements filed by the Company with the Securities and Exchange Commission, of such number of shares of its Common Stock as will, immediately following the consummation of such offerings, constitute not less than 10% of the total shares of the Common Stock of the Company then issued and outstanding and where the gross proceeds to the Company from such public offerings shall be not less than $10,000,000.

         4. VESTING; TIME OF EXERCISE. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, this Stock Option is vested and exercisable in the following cumulative installments:

         FIRST INSTALLMENT. Twenty five percent (25%) of the total Optioned Shares on or after the first anniversary following the Date of Grant and until the date specified in SECTION 6, provided that the Participant is still employed by the Company or one of its Subsidiaries or serving as a director of the Company on such first anniversary.

         SECOND INSTALLMENT. An additional twenty five percent (25%) of the total Optioned Shares on or after the second anniversary of the Date of Grant and until the date specified in SECTION 6, provided that the Participant is still employed by the Company or one of its Subsidiaries or serving as a director of the Company on such second anniversary.

         THIRD INSTALLMENT. An additional twenty five percent (25%) of the total Optioned Shares on or after the third anniversary of the Date of Grant and until the date specified in SECTION 6, provided that the Participant is still employed by the Company or one of its Subsidiaries or serving as a director of the Company on such third anniversary.

         FOURTH INSTALLMENT. An additional twenty five percent (25%) of the total Optioned Shares on or after the fourth anniversary of the Date of Grant and until the date specified in SECTION 6, provided that the Participant is still employed by the Company or one of its Subsidiaries or serving as a director of the Company on such fourth anniversary.

         5. ACCELERATION OF VESTING. Notwithstanding the provisions of SECTION 4 of this Stock Option Agreement, unvested Optioned Shares shall automatically vest upon the occurrence of any of the following:

                  (a) a Change of Control in the Company;

                  [(b) a Public Offering of the Company;] or

                  (c) Participant's death.

         6. TERM; FORFEITURE. This Stock Option, and all vested, unexercised Optioned Shares granted to the Participant hereunder, will terminate and be forfeited at the first of the following to occur:

                  (a) 5 p.m. on the date which is ten (10) years following the Date of Grant [maximum 10 years from Date of Grant, or 5 years for a 10% or more stockholder];



HENCIE, INC.
INCENTIVE STOCK OPTION AGREEMENT                                          Page 3

                  (b) 5:00 p.m. on the date which is one hundred eighty (180) days following the Participant's Termination of Service due to death or Disability;

                  (c) 5:00 p.m. on the date which is ninety (90) days following the date of any other Termination of Service of the Participant.

         7. WHO MAY EXERCISE. Subject to the terms and conditions set forth in SECTIONS 4, 5 AND 6 above, during the lifetime of the Participant, this Stock Option may be exercised only by the Participant, the Participant's guardian and any person or entity to whom this Stock Option is assigned in accordance with
SECTION 11 below. If a Termination of Service of the Participant occurs as a result of death or Disability prior to the termination date specified in SECTION 6(a) hereof and the Participant has not exercised this Stock Option as to the maximum percentage of Optioned Shares set forth in SECTIONS 4 AND 5 hereof as of the date of death or Disability, the following persons may exercise the exercisable portion of this Stock Option on behalf of the Participant at any time prior to the earlier of the dates specified in SECTIONS 6(a) OR (b) hereof:
(i) if the Participant is disabled, the guardian of the Participant; or (ii) if the Participant dies, the personal representative of his estate, or the person who acquired the right to exercise this Stock Option by bequest or inheritance or by reason of the death of the Participant; provided, however, that this Stock Option and the Optioned Shares shall remain subject to the other terms of this Agreement, the Plan, and applicable laws, rules, and regulations.

         8. NO FRACTIONAL SHARES. This Stock Option may be exercised only with respect to full shares of Common Stock, and no fractional share of Common Stock shall be issued.

         9. RESTRICTIONS. Optioned Shares shall be issued subject to the following restrictions, and any other restrictions the Board may impose pursuant to the Plan, and the certificate representing the Optioned Shares shall bear an appropriate legend regarding such restrictions such that any transferee of Optioned Shares shall take such Optioned Shares subject to such restrictions.

                  (a) Company Right of First Refusal.

                           (i) Notice; Tender. Upon the occurrence of any Operative Event, Participant, or his legal representative, as the case may be, shall tender for sale all Optioned Shares owned by Participant to the Company by delivering written notice (the "OFFERING NOTICE") thereof to the Company. Except as provided in SUBSECTIONS (b) and (d) of this SECTION 9, no attempted transfer or disposition of any nature with respect to Optioned Shares shall be valid unless the Participant first complies with this SECTION 9. In the case of an Operative Event involving any proposed disposition enumerated in SECTION 3(c)(VI) hereof, the Offering Notice shall be given at least thirty (30) days prior to the date of such proposed disposition. In the case of any other Operative Event, the Offering Notice shall be given within thirty
         (30) days after the date of the occurrence of such Operative Event, or, if later, within thirty (30) days after the exercise of the vested Stock Options resulting in the issuance of such Optioned Shares. The Offering Notice shall be sent by certified mail to the principal address of the Company.

                           (ii) Purchase by Company. Upon receipt by the Company of the Offering Notice from Participant or his legal representative, as the case may be, the Company or its assigns shall have the exclusive right and option, exercisable at any time within thirty (30) days after receipt of the Offering Notice, to purchase the Optioned



HENCIE, INC.
INCENTIVE STOCK OPTION AGREEMENT                                          Page 4

         Shares at the price and on the terms and conditions set forth herein. If the Company elects to exercise the option, it shall give written notification to this effect to the Participant or his legal representative, as the case may be, and such sale and purchase shall be closed within thirty (30) days after such notification of exercise is sent to the Participant or to his legal representative.

                           (iii) Company's Election Not To Purchase. If the Company should elect not to exercise such option, or should elect not to purchase all of the Optioned Shares, then the Participant, or the Participant's legal representative, as the case may be, shall be free to retain or dispose of the remaining Optioned Shares; provided, however, that (i) any disposition shall be made solely on the terms of the Offering Notice and must be consummated within thirty (30) days of the expiration of the Company's right to purchase; (ii) Participant shall make no disposition in contravention of any federal or state securities laws; and (iii) the transferee shall enter into an agreement subjecting the Optioned Shares to the requirements of this SECTION 9 and any other restrictions applicable to the Optioned Shares. In the event that the disposition is not consummated within thirty (30) days, Participant shall be required to repeat the requirements of SECTION 9(a).
                           (iv) Purchase Price. Except in the event of an offer by a third-party purchaser to purchase the Optioned Shares, the purchase price of the Optioned Shares shall be the most recently determined, as of the date of closing, Fair Market Value of the Optioned Shares. In the event of a third-party offer to purchase the Optioned Shares, the purchase price shall be the lesser of (i) the most recently determined, as of the date of closing, Fair Market Value and
         (ii) the third-party offer price.

                           (v) Assignment. The Company shall have the right to assign its right of first refusal to purchase such shares.

         (b) Prohibition on Sale. Participant shall not sell or otherwise dispose of any Optioned Shares during the sixty (60) days prior to the date that the Company anticipates will be, and during the one hundred eighty (180) days after the date that is, the effective date of a registration statement filed under the Securities Act of 1933 relating to the Common Stock or securities convertible into Common Stock, other than registration statements that relate to purchases or sales of the Optioned Shares.

         (c) Prohibition on Pledge of Optioned Shares. Participant shall not pledge Optioned Shares as security for any indebtedness.

         (d) Company Right to Repurchase. Upon notice to the Participant at any time, the Company shall have the right to repurchase all shares of the Company acquired and held by the Participant pursuant to the exercise of this Stock Option. The repurchase price shall be the greater of (i) the most recently determined, as of the date of closing, Fair Market Value of the Optioned Shares and (ii) the purchase price of the Optioned Shares paid by Participant. Upon repurchase by the Company, the Participant shall receive in cash the purchase price of the Optioned Shares paid by the Participant; the balance of the repurchase price shall be paid in cash or with a five year unsecured promissory note bearing interest equal to a publicly announced prime interest rate selected by the Company, adjusted quarterly.

         (e) Termination of Section 9 Provisions. Upon the consummation of a Public Offering, the provisions of SUBSECTIONS (a) and (d) of this SECTION 9 shall terminate automatically.



HENCIE, INC.
INCENTIVE STOCK OPTION AGREEMENT                                          Page 5

         (f) Specific Performance. The parties to this Agreement understand, acknowledge and agree that the payment of monetary damages is an insufficient remedy for any breach in the performance of the obligations of the Participant, his spouse or his legal representative, as the case may be, of the provisions of this SECTION 9, and that in the event of a breach of this SECTION 9, the Company shall have the right to seek and the breaching party shall agree to an order of a court of competent jurisdiction requiring the specific performance of the provisions of this SECTION 9 by the breaching party in addition to any damages or other remedies which may be available at law or equity.

         (g) Assignment. The Company may assign its rights to purchase the Optioned Shares, in whole or in part.

         10. MANNER OF EXERCISE. Subject to such administrative regulations as the Board or the Committee may from time to time adopt, this Stock Option may be exercised by the delivery of written notice to the Secretary of the Company setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the "EXERCISE DATE") which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows: (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, (c) by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.

         Upon payment of all amounts due from the Participant, the Company shall cause certificates for the Optioned Shares then being purchased to be delivered as directed by the Participant (or the person exercising the Participant's Stock Option pursuant to SECTION 7) at its principal business office promptly after the Exercise Date. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration, quotation or qualification of the Stock Option or the Optioned Shares upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

         If the Participant fails to pay for any of the Optioned Shares specified in such notice or fails to accept delivery thereof, then the Participant's right to purchase such Optioned Shares may be terminated by the Company.

         The Company shall have the right to deduct from all amounts hereunder paid in cash or other form, any federal, state, or local taxes required by law to be withheld with respect to such payments. The Participant receiving shares of Common Stock issued under this Stock Option shall be required to pay the



HENCIE, INC.
INCENTIVE STOCK OPTION AGREEMENT                                          Page 6

Company the amount of any taxes which the Company is required to withhold with respect to such shares of Common Stock. Notwithstanding the foregoing, in the event of an assignment of this Stock Option pursuant to SECTION 12 below, the Participant who assigns this Stock Option shall remain subject to withholding taxes upon exercise of this Stock Option by the transferee to the extent required by the Code or the rules and regulations promulgated thereunder. Such payments shall be required to be made prior to the delivery of any certificate representing such shares of Common Stock. Such payment may be made in cash, by check, or through the delivery of shares of Common Stock owned by the Participant (which may be effected by the actual delivery of shares of Common Stock by the Participant or by the Company's withholding a number of shares to be issued upon exercise of this Stock Option, if applicable), which shares have an aggregate Fair Market Value equal to the required minimum withholding payment, or any combination thereof.

         11. DISQUALIFYING DISPOSITION. In the event that Common Stock acquired upon exercise of this Stock Option is disposed of by the Participant in a "DISQUALIFYING DISPOSITION," such Participant shall notify the Company in writing within 30 days after such disposition of the date and terms of such disposition. For purposes of this Agreement, "DISQUALIFYING DISPOSITION" shall mean a disposition of Common Stock acquired upon the exercise of this Stock Option prior to the expiration of either two years from the Date of Grant of such Stock Option or one year from the transfer of shares to the Participant pursuant to the exercise of such Stock Option.

         12. NON-ASSIGNABILITY. This Stock Option is not assignable or transferable by the Participant except by will or by the laws of descent and distribution.

         13. RIGHTS AS STOCKHOLDER. The Participant will have no rights as a stockholder with respect to any shares covered by this Stock Option until the issuance of a certificate or certificates to the Participant for the shares. Except as otherwise provided in SECTION 13 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

         14. ADJUSTMENT OF NUMBER OF SHARES AND RELATED MATTERS. The number of shares of Common Stock covered by this Stock Option, and the Option Price thereof, shall be subject to adjustment in accordance with ARTICLES 13, 14, AND 15 of the Plan.

         15. PARTICIPANT'S REPRESENTATIONS. Notwithstanding any of the provisions hereof, the Participant hereby acknowledges and agrees that (i) this Stock Option granted under this Agreement supercedes and replaces the stock option granted the Participant under the HCSI Plan and (ii) the Participant will not exercise the Stock Option granted hereby, and that the Company will not be obligated to issue any shares to the Participant hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding, and conclusive. The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules, and regulations.

         16. INVESTMENT REPRESENTATION. Unless the Common Stock is issued to the Participant in a transaction registered under applicable federal and state securities laws, by his or her execution hereof, the Participant represents and warrants to the Company that all Common Stock which may be purchased hereunder will be acquired by the Participant for investment purposes for his or her own account and not with any intent for resale or distribution in violation of federal or state securities laws. Unless the



HENCIE, INC.
INCENTIVE STOCK OPTION AGREEMENT                                          Page 7

Common Stock is issued to the Participant in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend.

         17. PARTICIPANT'S ACKNOWLEDGMENTS. The Participant acknowledges receipt of a copy of the Plan, which is annexed hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Stock Option subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee, upon any questions arising under the Plan or this Agreement.

         18. GOVERNING LAW; FORUM. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this agreement to the laws of another state). The parties agree that any proceeding regarding any dispute arising out of the subject matter hereof shall be exclusively brought in federal or state courts sitting in Dallas, Texas, U.S.A., and the parties hereto irrevocably waive any objection to such venue based on forum nonconveniens or similar principle.

         19. NO RIGHT TO CONTINUE EMPLOYMENT. Nothing herein shall be construed to confer upon the Participant the right to continue in the employment of the Company or any Subsidiary or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant at any time (subject to any contract rights of the Participant).

         20. LEGAL CONSTRUCTION. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

         21. COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 422. This Stock Option Agreement and the Stock Option evidenced hereby are intended to comply with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder with respect to incentive stock options, and the provisions of this Stock Option Agreement shall be construed to effectuate such intention.

         22. COVENANTS AND AGREEMENTS AS INDEPENDENT AGREEMENTS. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

         23. ENTIRE AGREEMENT. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party



HENCIE, INC.
INCENTIVE STOCK OPTION AGREEMENT                                          Page 8
or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

         24. PARTIES BOUND. The terms, provisions, representations, warranties, covenants, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.

         25. MODIFICATION. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties. Notwithstanding the preceding sentence, the Company may amend the Plan or revoke this Stock Option to the extent permitted in the Plan.

         26. HEADINGS. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

         27. GENDER AND NUMBER. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

         28. NOTICE. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

         (a) Notice to the Company shall be addressed and delivered as follows:

                           Hencie Inc.
                           13155 Noel Road
                           10th Floor
                           Dallas, Texas 75240
                           Attn: President

         (b) Notice to the Participant shall be addressed and delivered to the address set forth on the signature page hereof.

                                    * * * * *


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



HENCIE, INC.
INCENTIVE STOCK OPTION AGREEMENT                                          Page 9

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in SECTION 1 hereof.

                                       COMPANY:

                                       Hencie, Inc.,
                                       a Delaware corporation



                                       By:  /s/ ADIL KHAN
                                            ------------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------



                                       PARTICIPANT:


                                       /s/ ADIL KHAN
                                       -----------------------------------------
                                       Printed Name:
                                                    ----------------------------

                                       Address:

                                       -----------------------------------------

                                       -----------------------------------------

                                       -----------------------------------------



HENCIE, INC.
INCENTIVE STOCK OPTION AGREEMENT                                         Page 10